DEFA14A

PROXY STATEMENT PURSUANT TO SECTION 14 (a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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[_]        Preliminary Proxy Statement

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            Dreyfus Stock Funds

-          Dreyfus Small Cap Equity Fund

            (Name of Registrant as Specified In Its Charter)

            (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Proposal

To approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the Dreyfus Small Cap Equity Fund (the “Fund”) to Dreyfus/The Boston Company Small Cap Value Fund (the "Acquiring Fund"), in exchange solely for Class A, Class C and Class I shares of the Acquiring Fund having an aggregate net asset value equal to the value of the Fund's net assets and the assumption by the Acquiring Fund of the Fund's stated liabilities (the "Reorganization"). Class A, Class C and Class I shares of the Acquiring Fund received by the Fund in the Reorganization will be distributed by the Fund to its shareholders in liquidation of the Fund, after which the Fund will cease operations and will be terminated as a series of the Dreyfus Stock Funds (the “Trust’).

BOARD OF TRUSTEES UNANIMOUS RECOMMENDATION – FOR

How does the Fund’s Board recommend I vote?

After careful review, the Trust’s Board of Trustees has unanimously approved the proposed Reorganization. The Trust’s Board of Trustees believes that the Reorganization will permit Fund shareholders to pursue substantially similar investment goals in a larger combined fund that has a lower total annual expense ratio and better performance record generally than the Fund. In approving the Reorganization, the Trust’s Board of Trustees determined that the Reorganization is in the best interests of the Fund and that the interests of the Fund’s shareholders will not be diluted as a result of the Reorganization. The Trust’s Board of Trustees recommends that you read the enclosed materials carefully and then vote FOR the proposal.

Will shareholders benefit from the proposed Reorganization?

The Trust’s Board of Trustees believes that the Reorganization will permit Fund shareholders to pursue substantially similar investment goals in a larger combined fund. As of June 30, 2017, the Acquiring Fund had approximately $216.6 million and the Fund had approximately $47.7 million in net assets. In addition, the Acquiring Fund’s Class A, Class C and Class I shares had lower total annual expense ratios than the Fund’s Class A, Class C and Class I shares, respectively (after current fee waivers and expense reimbursements with respect to the Fund), based on the expenses of each fund as of the fund’s most recent fiscal year end. Based on the expenses of each fund as of August 31, 2017, the Acquiring Fund’s Class A and Class I shares continued to have lower total annual expense ratios than the Fund’s Class A and Class I shares, respectively (after current fee waivers and expense reimbursements with respect to the Fund), and the Acquiring Fund’s Class C shares had a higher total annual expense ratio than the Fund’s Class C shares (after current fee waivers and expense reimbursements with respect to the Fund). See “Will the Proposed Reorganization Result in a Higher Management Fee or Higher Total Fund Expenses?” below and “Summary—Comparison of the Acquiring Fund and the Fund—Fees and Expenses” in the Prospectus/Proxy Statement. The Acquiring Fund had a better performance record than the Fund for the one-, five- and ten-year periods ended December 31, 2016. See “Summary—Past Performance” in the Prospectus/Proxy Statement. Management believes that, as a result of becoming shareholders in a larger combined fund, the Reorganization should enable Fund shareholders to benefit from the spreading of fixed costs across a larger asset base, which may result in a reduction of shareholder expenses. By combining the Fund with the Acquiring Fund, shareholders of the Fund also should benefit from more efficient portfolio management and certain operational efficiencies. The Reorganization should enable Dreyfus, as the Acquiring Fund’s investment adviser, to more efficiently manage the larger combined fund’s portfolio through various measures, including trade orders and executions, and permit the funds’ service providers—including Dreyfus, as the Acquiring Fund’s administrator—to operate and service a single fund (and its shareholders), instead of having to operate and service both funds with similar shareholder bases. The potential benefits of the Reorganization are described in greater detail in the enclosed Prospectus/Proxy Statement.

If approved, what will happen to my shares as a result of the Reorganization?

You will become a shareholder of the Acquiring Fund, an open-end investment company managed by The Dreyfus Corporation (“Dreyfus”), on or about January 19, 2018 (the “Closing Date”), and will no longer be a shareholder of the Fund. You will receive Class A, Class C or Class I shares of the Acquiring Fund corresponding to your Class A, Class C or Class I shares of the Fund, respectively, with an aggregate net asset value equal to the aggregate net asset value of your investment in the Fund as of the Closing Date. The Fund will then cease operations and will be terminated as a series of the Trust.

Are the investment goals and strategies of each fund similar?

Yes. The Acquiring Fund and the Fund have the same investment objective and substantially similar investment management policies. Each fund seeks long-term growth of capital. To pursue its goal, each fund normally invests at least 80% of its net assets, plus any borrowings for investment purposes, in equity securities of small-cap U.S. companies. The Acquiring Fund currently considers small-cap companies to be those with total market capitalizations that are equal to or less than the total market capitalization of the largest company included in the Russell 2000® Value Index, the Acquiring Fund’s benchmark index. As of June 30, 2017, the total market capitalization of the largest company in the Russell 2000 Value Index was approximately $4.8 billion, and the weighted average and median market capitalizations of the Russell 2000 Value Index were approximately $1.9 billion and $685 million, respectively. The Fund currently considers small-cap companies to be those with total market capitalizations that are within the range of market capitalizations of companies included in the Russell 2500™ Index, the Fund’s benchmark index. The Fund normally seeks to maintain an average market capitalization for its equity investments that approximates that of the Russell 2500 Index, as measured on a monthly basis. As of June 30, 2017, the total market capitalization of the largest company in the Russell 2500 Index was approximately $11.8 billion, and the weighted average and median market capitalizations of the Russell 2500 Index were approximately $4.5 billion and $1.2 billion, respectively. The capitalization measures of the indexes vary with market changes and reconstitutions of the indexes. The Acquiring Fund’s portfolio will have more exposure to companies with smaller market capitalizations than the Fund’s portfolio. As of June 30, 2017, the weighted average and median market capitalizations were $2.385 billion and $1.921 billion for the Acquiring Fund’s portfolio, respectively, and $4.296 billion and $3.608 billion for the Fund’s portfolio, respectively.

The Acquiring Fund’s portfolio managers use fundamental research and qualitative analysis to select stocks for the Acquiring Fund. They look for companies with strong competitive positions, high quality management and financial strength. The portfolio managers use a variety of screening methods to identify small-cap companies that might be attractive investments for the Acquiring Fund. Once attractive investments have been identified, the Acquiring Fund’s portfolio managers then use a consistent three-step fundamental research process to evaluate the stocks to (i) identify small-cap companies that are considered to be attractively priced relative to their earning potential, (ii) verify the strength of the underlying business position and (iii) identify a specific event or catalyst that has the potential to cause the stocks to appreciate in value.

The Fund’s portfolio managers employ a value-based investment style for the Fund, which means that they seek to identify those companies with stocks trading at prices below what are believed to be their intrinsic values. To select stocks for the Fund, the portfolio managers measure value by evaluating a company’s valuation multiples (price/earnings, price/sales, price/cash flow), current competitive position, and expected business growth relative to its industry.

The portfolio managers for the Acquiring Fund and the Fund focus primarily on individual stock selection instead of trying to predict which industries or sectors will perform best. The stock selection process for each fund is designed to produce a diversified portfolio of companies that the portfolio managers believe are undervalued relative to expected business growth, with the presence of a catalyst.

Given that the Acquiring Fund and the Fund have the same investment objective and substantially similar investment management policies, the risks associated with an investment in the Acquiring Fund and the Fund are substantially similar. The Acquiring Fund, however, may have more exposure to companies with smaller market capitalizations than the Fund.

If approved, how will this affect the day-to-day management of the fund?

Dreyfus is the investment adviser to the Acquiring Fund and provides the day-to-day management of the Acquiring Fund’s investments. The Boston Company Asset Management, LLC (“TBCAM”), an affiliate of Dreyfus, is the investment adviser to the Fund and provides the day-to-day management of the Fund’s investments. The portfolio managers for the Acquiring Fund and the Fund are employees of Dreyfus and TBCAM. Dreyfus serves as the administrator to the Acquiring Fund and the Fund. MBSC Securities Corporation (“MBSC”), a wholly-owned subsidiary of Dreyfus, distributes the shares of the Acquiring Fund and the Fund. For additional information regarding the Acquiring Fund and the Fund, please refer to the enclosed Prospectus/Proxy Statement.

If the Reorganization is approved, will I continue to have the same shareholder privileges?

Yes. The Acquiring Fund will offer you the same shareholder privileges, such as the Fund Exchanges service, Dreyfus Auto-Exchange Privilege, Wire Redemption and Dreyfus TeleTransfer Privileges, Dreyfus Automatic Asset Builder®, Dreyfus Payroll Savings Plan, Dreyfus Government Direct Deposit, Dreyfus Dividend Sweep, Dreyfus Automatic Withdrawal Plan and Dreyfus Express®, that you currently have as a shareholder of the Fund. Except as provided below, the privileges you currently have on your Fund account will transfer automatically to your account with the Acquiring Fund. While you will continue to have the same privileges as a holder of Class A, Class C or Class I shares of the Acquiring Fund as you previously did as a holder of Class A, Class C or Class I shares of the Fund, please note that if you participated in Dreyfus Government Direct Deposit or made incoming wire transactions or other incoming Automated Clearing House (“ACH”) transactions to your Fund account, you will need to update your incoming ACH and/or wiring instructions with new information with respect to your shares of the Acquiring Fund in order to continue these services and avoid having these transactions rejected by the Acquiring Fund. To continue participating in Dreyfus Government Direct Deposit or to provide ACH and/or wiring instructions as a shareholder of the Acquiring Fund, please contact your financial adviser, or call 1-800-DREYFUS, visit www.dreyfus.com or write to the Acquiring Fund at its offices located at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144.

If approved, will fund fees and expenses increase as a result of the Reorganization?

No. Under their respective investment advisory agreements with TBCAM and Dreyfus, the Fund and the Acquiring Fund have each agreed to pay an investment advisory fee at the annual rate of 0.80% of the value of its respective average daily net assets. For the past fiscal year, the Fund and the Acquiring Fund paid an investment advisory fee at the annual rate of 0.58% and 0.80%, respectively, of the Fund’s and the Acquiring Fund’s average daily net assets. In addition, the Fund has agreed to pay Dreyfus an administration fee at the annual rate of 0.10% of the value of the Fund’s average daily net assets, and the Acquiring Fund has agreed to pay Dreyfus an administration fee at the annual rate of 0.06% of the value of the Acquiring Fund’s average daily net assets up to $500 million, 0.04% of the next $500 million of such assets and 0.02% of the Acquiring Fund’s average daily net assets in excess of $1 billion (but limited to the amount of Dreyfus’ costs of providing administrative services to the Acquiring Fund). For the past fiscal year, the Fund and the Acquiring Fund paid Dreyfus an administration fee at the annual rate of 0.10% and 0.06%, respectively, of the Fund’s and the Acquiring Fund’s average daily net assets.

Class A, Class C and Class I shares of the Acquiring Fund had lower total annual expense ratios than Class A, Class C and Class I shares of the Fund, respectively (after current fee waivers and expense reimbursements with respect to the Fund), based on the expenses of each fund as of the fund’s most recent fiscal year end. Based on the expenses of each fund as of August 31, 2017, the Acquiring Fund’s Class A and Class I shares continued to have lower total annual expense ratios than the Fund’s Class A and Class I shares, respectively (after current fee waivers and expense reimbursements with respect to the Fund), and the Acquiring Fund’s Class C shares had a higher total annual expense ratio than the Fund’s Class C shares (after current fee waivers and expense reimbursements with respect to the Fund). There is no expense limitation agreement in place for the Acquiring Fund. With respect to the Fund, Dreyfus and TBCAM have contractually agreed to waive receipt of their fees and/or assume the direct expenses of the Fund so that such expenses (excluding taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) do not exceed an annual rate of 1.39% for Class A shares, 2.22% for Class C shares and 1.16% for Class I shares. This agreement continues in effect, with respect to each class of the Fund, until the fiscal year end following such time as the expenses are equal to or less than such annual rate for the applicable class. Annual fund operating expenses for the Fund (after current fee waivers and expense reimbursements) and the Acquiring Fund as of the last fiscal year end (September 30, 2016 for each fund) were 1.39% and 1.37% for Class A, 2.22% and 2.13% for Class C, and 1.16% and 1.00% for Class I, respectively. As of August 31, 2017, annual fund operating expenses for the Fund and the Acquiring Fund were 1.39% and 1.38% for Class A, 2.22% and 2.28% for Class C, and 1.16% and 1.03% for Class I, respectively.

What are the expected tax consequences of the Reorganization?

The Reorganization will not be a taxable event for federal income tax purposes. Shareholders will not recognize any capital gain or loss as a direct result of the Reorganization. A shareholder’s tax basis in Fund shares will carry over to the shareholder’s Acquiring Fund shares, and the holding period for such Acquiring Fund shares will include the holding period for the shareholder’s Fund shares. As a condition to the closing of the Reorganization, the Fund and the Acquiring Fund will receive an opinion of counsel to the effect that, for federal income tax purposes, the Reorganization will qualify as a tax-free Reorganization and, thus, no gain or loss will be recognized by the Fund, the Fund’s shareholders, or the Acquiring Fund as a result of the reorganization.

The Fund will distribute any undistributed net investment income and net realized capital gains (after reduction for any capital loss carryforwards) prior to the reorganization, which distribution will be taxable to shareholders. Management currently estimates that approximately 53% of the Fund’s portfolio securities may be sold by the Fund before consummation of the Reorganization, and that the Fund would recognize approximately $6.0 million in capital gains (approximately $3.10 per share) as a result of the sale of such portfolio securities. Management estimates that brokerage commissions and other transaction costs associated with such portfolio sales will be approximately $18,000, such cost to be borne by the Fund. Certain tax attributes of the Fund will carry over to the Acquiring Fund, including the ability of the Acquiring Fund to utilize the Fund’s capital loss carryforwards, if any; however, the ability of the Acquiring Fund to utilize the Fund’s capital loss carryforwards, if any, will be subject to limitations.

Will I be charged a sales charge, redemption fee or contingent deferred sales charge (“CDSC”) at the time of the Reorganization?

No. No sales charge, redemption fee or CDSC will be imposed at the time of the Reorganization. Any redemption of Class C shares (or Class A shares subject to a CDSC) received in the Reorganization will be subject to the same CDSC as the redemption of Class C shares (or Class A shares subject to a CDSC) of the Fund (calculated from the date of original purchase of Fund shares). Any shares of the Acquiring Fund acquired after the Reorganization will be subject to any applicable sales charges and CDSCs.

Who will pay the costs of the proposed Reorganization?

Dreyfus, and not the Fund or the Acquiring Fund, will pay the expenses directly related to the proposed Reorganization.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1

PHONE:	To cast your vote by telephone with a proxy specialist, call 1-877-478-
5047. Representatives are available to take your voting instructions Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time and Saturday from 10:00 a.m.
to 6:00 p.m. Eastern Time.
MAIL:	To vote your proxy by mail, check the appropriate voting box on the proxy card, sign and date the card and return it in the enclosed postage-paid envelope.
TOUCH-TONE:	To cast your vote via a touch-tone voting line, call the toll-free number and enter the control number found on your proxy card.
INTERNET:	To vote via the Internet, go to the website on your proxy card and enter the control number found on the proxy card.

Proxy Materials Are Available Online
At: https://im.bnymellon.com/us/en/individual/resources/proxy-materials.jsp

CLASS	CUSIP	TICKER
A	26201 F868	DSEAX
C	26201 F843	DSECX
I	26201 F835	DSERX

Dreyfus Small Cap Equity Fund Level I Script
(CONFIRM RECEIPT OF PROXY MATERIAL AND SOLICIT RESPONSE)

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)? (Re-Greet If Necessary)

I am calling on a recorded line from D.F. King and Co. regarding your current investment with Dreyfus Small Cap Equity Fund. You were recently sent proxy materials along with a proxy card or voting instruction form to cast your vote at the Special Meeting of Shareholders scheduled to take place on November 16, 2017.

1. Have you received this information? (Pause for response)

If “Yes” or positive response to receiving information:

If you’re not able to attend the meeting, I can record your voting instructions by phone. The Fund’s Board has approved the proposal and is recommending a vote “In Favor” (proceed to #2).

If “No” or negative response to receiving information:

We would be happy to resend the information to you. For verification purposes, please state your mailing address.

(If address is incorrect, go to “Shareholder states a different address during confirmation”) (If still incorrect, go to “Wrong address given by investor”.)
Would you prefer mail or e-mail? (Pause For Response)

E-mail: I would be happy to e-mail you the information and, if you’d like, you can reply to the e-mail with your voting instructions and we can process your vote accordingly. You can also e-mail us back with any questions you have, or feel free to contact us at 1-877-478-5047 Monday through Friday between 9:00 AM and 10:00 PM Eastern Time and Saturday between 10:00 AM and 6:00 PM Eastern Time. May I please have your e-mail address? (Pause & record e-mail, read e-mail back to shareholder to confirm)

Please allow 24 hours to receive the materials. The e-mail will come from D.F. King and Co. Please check your spam folder if you don’t see our e-mail in your inbox. Once you receive your prospectus/proxy statement and other materials, if you have any questions, or would like us to take your vote by phone, feel free to contact us at 1-877-478-5047 Monday through Friday between 9:00 AM and 10:00 PM Eastern Time and Saturday between 10:00 AM and 6:00 PM Eastern Time. Thank you for your time and have a good (morning, afternoon, evening).

Mail: We will send the materials to you by mail. Please allow 5 to 7 business days for delivery. Once you receive your prospectus/proxy statement and other materials, if you have any questions, or would like us to take your vote by phone, feel free to contact us at 1-877-478-5047 Monday through Friday between 9:00 AM and 10:00 PM Eastern Time and Saturday between 10:00 AM and 6:00 PM Eastern Time. Thank you for your time and have a good (morning, afternoon, evening).

2. Would you like to vote along with the Board’s Recommendation? (Pause For Response)

Voting with Board’s Recommendation: (Proceed to Confirmation)
If not voting with Board’s recommendation or unsure how to vote:

Use appropriate Rebuttal and/or explanation from Fact Sheet and follow up with:

Based on this information, would you like to vote “In Favor” along with the Board’s recommendation?

(Pause For Response)

CONFIRMATION: If we identify any additional accounts you hold in the Dreyfus Small Cap Equity Fund before the meeting takes place, would you like us to vote those accounts in the same manner as well? (Pause For Response)

I am recording your (Recap Voting Instructions). For confirmation purposes:

  Please state your full name. (Pause – refer to rebuttal if neglects to state middle initial)

  To ensure that we have the correct address for the written confirmation, please state your full street address. (Pause) (If Wrong address is stated, go to “Shareholder states a different address during confirmation”) (If still incorrect, go to “Wrong address given by investor”)

Thank you. You will receive written confirmation of this vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll free number listed on this confirmation. Mr. /Ms. (SHAREHOLDER’S LAST NAME), your vote is important and your time is greatly appreciated. Thank you and have a good (morning, afternoon, evening.)

Dreyfus Small Cap Equity Fund Level I Script
(CONFIRM RECEIPT OF PROXY MATERIAL AND SOLICIT RESPONSE)

REBUTTALS

Shareholder states a different address during confirmation:

Our records indicate a different address. Is it possible the account has been registered at a different address?

Wrong address given by investor:

Mr./Mrs./Ms. (SHAREHOLDER’S LAST NAME) I apologize but the address that you just recited for me doesn’t match our records and, therefore, I can’t take your vote by telephone. Instead, I urge you to complete, sign, date and return your proxy card or voting instruction form at your earliest convenience, or vote your shares by touch-tone telephone or on the Internet by following the instructions provided on your proxy card or voting instruction form. Thank you for your time and have a good (morning, afternoon, evening).

S/h neglects to state middle initial/name suffix/street direction/apartment during confirmation.

Our records also show a (middle initial/name suffix/street direction/apartment). Can you please confirm that as well?

“Why do I need to vote?” or “Why is it so important that I vote?”

We want to ensure that your shares are represented at the upcoming special meeting of shareholders. If there is a lack of shareholder participation, the meeting might be delayed or adjourned. The Board has approved and is recommending a vote “In Favor”. May I record your vote at this time?

Shareholder refuses to vote or give address:

I understand you don’t wish to vote at this time, please remember your vote is very important and your time is appreciated. If you change your mind and would like us to assist you in voting by telephone, please call us back toll-free at 1-877-478-5047 Monday through Friday between 9:00 AM and 10:00 PM Eastern Time and Saturday between 10:00 AM and 6:00 PM Eastern Time. You can vote at any time by completing, signing, dating and returning your proxy card or voting instruction form using the postage-paid envelope provided, or by touch-tone telephone or on the Internet by following the instructions provided on your proxy card or voting instruction form. Thank you for your time and have a good (morning, afternoon, evening).

ANSWERING MACHINE SCRIPT:

Hello. My name is [AGENT’S FULL NAME] and I am calling from D.F. King & Co. regarding your investment in the Dreyfus Small Cap Equity Fund. You should have recently received proxy materials in the mail concerning the Fund’s Special Meeting of Shareholders to be held on November 16, 2017. Your vote is important. Please sign, date and promptly mail your proxy card or voting instruction form in the postage-paid envelope provided. Internet or touch-tone telephone voting also is available. Please follow the instructions provided on your proxy card or voting instruction form. If you have any questions, would like to vote or need new proxy materials, please call D.F. King, which is your Fund’s proxy solicitor, at 1-877-478-5047. Thank you.